Exhibit 99.1

LSI INDUSTRIES REPORTS FISCAL 2026 FIRST QUARTER RESULTS

AND DECLARES QUARTERLY CASH DIVIDEND

CINCINNATI, November 6, 2025 – LSI Industries Inc. (Nasdaq: LYTS, “LSI” or the “Company”) a leading U.S. based manufacturer of commercial lighting and display solutions, today reported financial results for the fiscal 2026 first quarter ended September 30, 2025.

FISCAL 2026 FIRST QUARTER RESULTS

●	Net Sales of $157.3 million, +14% y/y; organic growth 7% y/y
●	Net Income $7.3 million, Adjusted Net Income $9.7 million, +22%y/y
●	Diluted EPS of $0.23; Adjusted Diluted EPS of $0.31
●	EBITDA of $14.2 million; Adjusted EBITDA of $15.6 million, +17% y/y
●	Adjusted EBITDA margin rate of 10.0%
●	Ratio of net debt to TTM Adjusted EBITDA of .8x

LSI delivered significant year-over-year growth in net sales during the fiscal 2026 first quarter, driven by broad-based demand across its Lighting and Display Solutions segments. A combination of increased project activity across several vertical markets, improved price realization, and disciplined cost management resulted in higher operating income, net income, adjusted EBITDA, and margin realization when compared to the prior year period.

The Company reported fiscal first quarter net sales of $157.3 million, an increase of 14% versus the prior-year period. Reported net income was $7.3 million, or $0.23 per diluted share, versus $6.7 million, or $0.22 per diluted share in the prior-year period. Adjusted net income was $9.7 million, or $0.31 per diluted share in the fiscal first quarter, compared to $8.0 million, or $0.26 per diluted share last year.

LSI reported adjusted EBITDA of $15.6 million in the fiscal first quarter, an increase of 17% versus the prior-year period. The adjusted EBITDA margin rate increased year-over-year to 10.0% in the fiscal first quarter. A reconciliation of GAAP to non-GAAP financial results is included in the attached press release schedules.

Working Capital increased in the first quarter as expected, driven by our sales growth and support of our supply chain and production capabilities. While the timing of these investments impacted free cash generation in the first quarter, LSI expects to a return to positive cash flow during the fiscal second quarter. LSI maintains a strong balance sheet, exiting the quarter with a ratio of net debt to trailing twelve-month adjusted EBITDA of .8x.

LSI Industries Fiscal 2026 First Quarter Results
November 6, 2025

The Company declared a regular cash dividend of $0.05 per share payable on November 25, 2025, to shareholders of record on November 17, 2025.

MANAGEMENT COMMENTARY

“Strong execution and favorable demand conditions supported a successful start to our fiscal year 2026, highlighted by a combination of solid organic sales growth, improved margin realization, and the impact of Canada’s Best Holdings, which we acquired in March 2025,” stated James A. Clark, President and CEO of LSI. “Project activity increased across both our Lighting and Display Solutions businesses in the first quarter, resulting in double-digit year-over-year sales growth in each segment. We believe our strategic focus on high-value verticals, with compelling long-term growth potential enables LSI to outperform broader market indices and drive sustained growth.

“In recent years, we have built an expanded sourcing capability, positioning LSI to effectively navigate a fluid trade policy environment, that is impacting tariff levels, raw material costs, and inventory availability,” continued Clark. “We also work diligently on margin management, ensuring project price quotations are aligned with current cost information. This discipline, together with increased customer project activity, culminated in improved operating leverage during the first quarter, with adjusted net income increasing 22% on a year-year basis.

“Within our Display Solutions segment, first quarter sales increased by 11% versus the prior year, driven by elevated demand within the refueling/c-store and grocery verticals, where site release and installation activity is ongoing for a combination of larger, national programs, together with regional engagements. With the acquisitions of JSI, EMI, and more recently, Canada’s Best, both our capabilities and addressable markets have expanded meaningfully, leading to improved demand for our integrated solutions offering.

“Development activity for proposed programs within the refueling/c-store vertical remains high, as LSI engineering teams have been fully deployed to collaborate with customers on new concepts and build specifications. Given the high level of front-end engineering activity with these customers, which range in size from global oil companies to growing independent retail brands, we remain confident on the intermediate-to-longer-term outlook for this vertical, as these programs, once approved, have the potential to extend over multi-year periods.

Within the grocery vertical, we generated double-digit sales growth in the first quarter, as demand conditions continue to normalize. First quarter sales were balanced between refrigerated and non-refrigerated displays, reflecting our growing penetration into non-refrigerated products. During the first quarter, LSI was awarded a multi-million-dollar program for a large national grocer. Importantly, LSI was awarded this program based on our superior quality and performance standards, factors which outweighed LSI not being the low-cost bidder on the engagement.

Activity in the grocery vertical is much improved from the levels experienced in fiscal 2024 and early 2025, although the pipeline of new project launch activity has increasingly focused on near-term investments in store builds and renovations. Currently, we expect fiscal 2026 second quarter grocery project volumes to be below the record setting prior year, given the surge in activity we experienced after termination of the proposed merger of two national grocery chains, as well as the EPA mandated calendar year-end phase-out of the R448 refrigerant technology. On balance, we expect LSI will deliver year-over-year sales growth in the grocery vertical for fiscal 2026, building on elevated prior-year comparisons.

LSI Industries Fiscal 2026 First Quarter Results
November 6, 2025

“Our Lighting segment had a strong first quarter performance highlighted by 18% year-over-year growth, significant gross margin rate expansion, and 43% growth in adjusted operating income. Gross margin rate increased by more than 170 basis points in the first quarter, driven by a combination of improved sales volume and strategic pricing actions. Importantly, our highest-cost, tariff-impacted inventory was fully consumed and shipped in the first quarter. We believe tariff levels will be lower moving forward, and recently implemented cost reduction measures are expected to significantly offset this impact.”

“We continue to convert lighting accounts to LSI, displacing our competitors. These share gains are the result of investments we’ve made in the features and functionality of our products, which are designed for specific vertical market applications and outperform the competition. Further, our ability to provide on-time, on-budget solutions during a period of broader market supply chain disruption is a competitive advantage, made possible by our focused engineering capabilities and domestic manufacturing footprint.

“Investment in Innovation is core to the LSI culture, a way of doing business that has led us to redefine best-in-class functionality and performance, while reducing the total cost of ownership for our customers. Our product development pipeline across both segments, which includes new products, product revisions, and proposals, all remained at high levels entering fiscal 2026, and we continue to release a steady stream of new solutions to our growing base of customers.

“Effective in the first quarter, we amended and extended our existing credit facility, further ensuring LSI has ample liquidity to support the strategic growth of the business, as outlined in our 2028 Fast Forward Plan. The amended facility increases our availability from $75 million to $125 million and extends the term for five additional years to September 2030. Exiting the quarter, we have more than $80 million in available liquidity, while net leverage remains below 1.0x.

Clark concluded, “Following a record fiscal 2025, our team is off to another strong start entering fiscal 2026. Looking ahead, we will work to drive sustained, profitable sales growth within our targeted vertical markets through a combination of share gains, price discipline, and cost controls, while remaining an opportunistic acquiror of high-quality, complementary assets that accelerate our value creation roadmap. We believe the secular growth outlook for our end markets remains healthy, positioning us to not only meet, but potentially exceed our fiscal 2028 financial targets.”

FISCAL 2026 FIRST QUARTER CONFERENCE CALL

A conference call will be held today at 11:00 A.M. ET to review the Company’s financial results and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of LSI Industries’ website at www.lsicorp.com. Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time to register, download and install any necessary audio software.

LSI Industries Fiscal 2026 First Quarter Results
November 6, 2025

Details of the conference call are as follows:

Domestic Live:	877-407-4018
International Live:	201-689-8471

To listen to a replay of the teleconference, which subsequently will be available through November 20, 2025:

Domestic Replay:	844-512-2921
International Replay:	412-317-6671
Conference ID:	13756516

ABOUT LSI INDUSTRIES

Headquartered in Cincinnati, LSI is a publicly held company traded over the NASDAQ Stock Exchange under the symbol LYTS. The company manufactures advanced lighting, graphics, and display solutions across strategic vertical markets. The company’s American-made products, which include non-residential indoor and outdoor lighting, print graphics, digital graphics, refrigerated and custom displays, help create value for customer brands and enhance the consumer experience. LSI also provides comprehensive project management services in support of large-scale product rollouts. The company employs approximately 2,000 people at 19 manufacturing plants in the U.S. and Canada. Additional information about LSI is available at www.lsicorp.com.

FORWARD-LOOKING STATEMENTS

For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit https://investors.lsicorp.com as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

INVESTOR & MEDIA CONTACT

Noel Ryan or Bill Seymour

720.778.2415

LYTS@vallumadvisors.com

LSI Industries Fiscal 2026 First Quarter Results
November 6, 2025

(Unaudited)	Three Months Ended September 30
(In thousands, except per share data)	2025	2024
Net sales	$157,249	$138,095

Cost of products sold	117,039	104,343
Expense on step-up basis of acquired lease	68	67
Severance costs and restructuring costs	(135)	38

Gross profit	40,277	33,647

Long-term performance based compensation	1,282	1,184
Severance costs and restructuring costs	64	22
Amortization expense of acquired intangible assets	1,554	1,408
Acquisition costs	220	48
Selling and administrative costs	26,185	21,854

Operating income	10,972	9,131

Other (income) expense	530	(61)
Interest expense, net	747	875

Income before taxes	9,695	8,317

Income tax	2,431	1,635

Net income	$7,264	$6,682

Weighted Average Common Shares Outstanding
Basic	30,449	29,593
Diluted	31,381	30,530

Earnings Per Share
Basic	$0.24	$0.23
Diluted	$0.23	$0.22

LSI Industries Fiscal 2026 First Quarter Results
November 6, 2025

	(amounts in thousands)
	September 30,	June 30,
	2025	2025
Current assets	$207,739	$194,166
Property, plant and equipment, net	30,487	31,154
Other assets	166,647	171,042
Total assets	$404,873	$396,362

Current maturities of long-term debt	$3,571	$3,571
Other current liabilities	91,409	93,778
Long-term debt	47,105	44,986
Other long-term liabilities	21,462	23,305
Shareholders' equity	241,326	230,722
	$404,873	$396,362

Three Months Ended September 30, 2025, Results

Net sales for the three months ended September 30, 2025, of $157.2 million increased 14% from the three months ended September 30, 2024, net sales of $138.1 million. Lighting Segment net sales of $69.1 million increased 18% from prior year’s first quarter net sales of 58.4 million and Display Solutions Segment net sales of $88.2 million increased 11% from prior year’s first quarter net sales of $79.7 million. Net income for the three months ended September 30, 2025, was $7.3 million, or $0.23 per share, compared to $6.7 million or $0.22 per share for the three months ended September 30, 2024. Earnings per share represent diluted earnings per share.

Balance Sheet

The balance sheet at September 30, 2025, included current assets of $207.7 million, current liabilities of $95.0 million and working capital of $112.8 million, which includes cash of $7.1 million. The current ratio was 2.2 to 1. The balance sheet included shareholders’ equity of $241.3 million and long-term debt of $47.1 million. It is the Company’s priority to continuously generate sufficient cash flow, coupled with an approved credit facility, to adequately fund operations.

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.05 per share in connection with the first quarter of fiscal 2026, payable November 25, 2025, to shareholders of record as of the close of business on November 17, 2025. The indicated annual cash dividend rate is $0.20 per share. The Board of Directors has adopted a policy regarding dividends which provides that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings both on a GAAP and non-GAAP basis, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant by the Board.

LSI Industries Fiscal 2026 First Quarter Results
November 6, 2025

Non-GAAP Financial Measures

This press release includes adjustments to GAAP operating income, net income, and earnings per share for the three and twelve months ended June 30, 2025, and 2024. Operating income, net income, and earnings per share, which exclude the impact of long-term performance-based compensation expense, the amortization expense of acquired intangible assets, commercial growth opportunity expense, acquisition costs, the lease expense on the step-up basis of acquired leases, and restructuring and severance costs, are non-GAAP financial measures. We further note that while the amortization expense of acquired intangible assets is excluded from the measures, the revenue of the acquired companies is reflected in the measures, and the acquired assets contribute to revenue generation. We exclude these items because we believe they are not representative of the ongoing results of the operations of the business. Also included in this press release are non-GAAP financial measures, including Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA and Adjusted EBITDA), Net Debt to Adjusted EBITDA, Free Cash Flow, and organic sales growth. We believe that these are useful as supplemental measures in assessing the operating performance of our business. These measures are used by our management, including our chief operating decision maker, to evaluate business results, and are frequently referenced by those who follow the Company. These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP. Therefore, these measures should be used only to evaluate our results in conjunction with corresponding GAAP measures. Below is a reconciliation of these non-GAAP measures to net income and earnings per share reported for the periods indicated, along with the calculation of EBITDA, Adjusted EBITDA, Free Cash Flow, Net Debt to Adjusted EBITDA, and organic sales growth.

(Unaudited)	Three Months Ended September 30
(In thousands, except per share data)	2025	2024	% Change
Net sales	$157,249	$138,095	14%

Operating income as reported	10,972	9,131	20%

Long-term performance based compensation	1,282	1,184
Amortization expense of acquired intangible assets	1,554	1,408
Acquisition costs	220	48
Lease expense on the step-up basis of acquired leases	68	67
Severance costs and restructuring costs	(71)	60
Operating income as adjusted	$14,025	$11,898	18%
	8.9%	8.6%
Net income as reported	$7,264	$6,682	9%

Net income as adjusted	$9,731	$7,981	22%

Earnings per share (diluted) as reported	$0.23	$0.22	5%

Earnings per share (diluted) as adjusted	$0.31	$0.26	19%

LSI Industries Fiscal 2026 First Quarter Results
November 6, 2025

	Three Months Ended
	September 30
(In thousands, except per share data)	2025		2024
		Diluted EPS		Diluted
Reconciliation of net income to adjusted net income		EPS		EPS
Net income as reported	$7,264	$0.23	$6,682	$0.22

Long-term performance based compensation	$954	0.03	881	0.03

Amortization expense of acquired intangible assets	$1,117	0.04	1,042	0.03

Acquisition costs	$165	-	36	-

Lease expense on the step-up basis of acquired leases	$51	-	50	-

Severance costs and restructuring costs	$(53)	-	45	-

Foreign currency transaction loss on intercompany loan	$326	0.01	-	-

Tax rate difference between reported and adjusted net income	$(93)	-	(755)	(0.02)
Net income adjusted	$9,731	$0.31	$7,981	$0.26

The foreign currency transaction loss on intercompany loan relates to an intercompany loan established as a result of the acquisition Canada’s Best Holdings as a method to repatriate cash generated in Canada to the Unites States without being subject to a withholding penalty.

LSI Industries Fiscal 2026 First Quarter Results
November 6, 2025

(Unaudited; In thousands)	Three Months Ended
	September 30
Net Income to Adjusted EBITDA	2025	2024	% Change
Net Income as reported	$7,264	$6,682
Income tax	2,431	1,635
Interest expense, net	747	875
Other expense (income)	530	(61)
Operating income as reported	$10,972	$9,131	20%

Depreciation and amortization	3,200	2,940
EBITDA	$14,172	$12,071	17%
Long-term performance based compensation	1,282	1,184
Acquisition costs	220	48
Lease expense on the step-up basis of acquired leases	68	67
Severance costs and restructuring costs	(71)	60
Adjusted EBITDA	$15,671	$13,430	17%
Adjusted EBITDA as a percentage of sales	10.0%	9.7%

(Unaudited; In thousands)	Three Months Ended
	September 30
Free Cash Flow	2025	2024	% Change
Cash flow from operations	$675	$11,846	-94%

Capital expenditures	(967)	(759)
Free cash flow	$(292)	$11,087	-103%

Net Debt to Adjusted EBITDA Ratio	September 30,
(amounts in thousands)	2025	2024
Current maturity of long-term debt	$3,571	$3,571
Long-term debt	47,105	44,118
Total debt	$50,676	$47,689
Less: cash	(7,143)	(6,969)
Net debt	$43,533	$40,720
Adjusted EBITDA - trailing twelve months	$57,308	$50,321
Net debt to adjusted EBITDA ratio	0.8	0.8

LSI Industries Fiscal 2026 First Quarter Results
November 6, 2025

Organic compared to Inorganic Sales	Q1 2026	Q1 2025	% Variance

Lighting Segment	$69,053	$58,437	18%
Display Solutions Segment
- Comparable Display Solutions Sales	79,277	79,658	-
- Canada's Best	8,919	-
Total Diplay Solutions Sales	$88,196	$79,658	11%
Total net sales	$157,249	$138,095	14%
Less:
Canada's Best Holdings	8,919	-	-
Total organic net sales	$148,330	$138,095	7%